Exhibit 99.1

Constellation Pharmaceuticals Announces Second-Quarter and Six-Month 2019 Financial Results

•	Data presented at ASCO and EHA suggest potential disease-modifying activity of CPI-0610 across the spectrum of myelofibrosis (MF) parameters, with multiple potential pathways for approval

•	The EZH2 franchise continues to advance: the ProSTAR study of CPI-1205 remains on track, and the IND for CPI-0209 was filed and cleared by the FDA

CAMBRIDGE, Massachusetts, August 7, 2019 – Constellation Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced its second-quarter and six-month 2019 financial results.

“2019 is a year of data for Constellation,” said Jigar Raythatha, president and chief executive officer of Constellation Pharmaceuticals. “We made multiple important data presentations in the second quarter that help to advance our vision of becoming a late-stage oncology development company, with an exciting pipeline of development and discovery programs.

“We look forward to providing further data updates in the second half of 2019 across our pipeline,” Mr. Raythatha continued. “We remain deeply committed to delivering important new medicines to cancer patients around the world in order to reduce their suffering and improve their lives.”

Program Updates

CPI-0610

•	Data presented at ASCO and EHA from the MANIFEST study suggest that CPI-0610 may have disease-modifying effects.

•	In addition to improvements in spleen volume and constitutional symptoms, the interim data suggest improvements in anemia, transfusion dependence, and bone marrow fibrosis.

•

Our vision for CPI-0610 is to create a differentiated treatment for MF in ruxolitinib-resistant patients and to transform standard of care as a first-line therapy. We have begun planning for pivotal trials.

EZH2 Franchise

•	Enrollment for the ProSTAR clinical trial for CPI-1205 continues on track.

•	We are enrolling patients in three cohorts:

•	CPI-1205 + abiraterone in second-line mCRPC;

•	CPI-1205 + enzalutamide in second-line mCRPC, randomized against enzalutamide alone; and

•	CPI-1205 + enzalutamide in heavily pre-treated patients who have progressed after treatment with each of enzalutamide, abiraterone, and chemotherapy.

•	We plan to provide an update for ProSTAR in the fourth quarter and additional data in early 2020.

•	The IND for CPI-0209, our second-generation and potentially best-in-class EZH2 inhibitor, was filed and cleared by the FDA.

•	CPI-0209 could address additional patient populations beyond those targeted by first-generation EZH2 inhibitors.

Milestones

The Company anticipates achieving the following milestones during the second half of 2019:

CPI-0610 MANIFEST Study

•	Update spleen volume, symptom, and anemia data from about 40 ruxolitinib-resistant patients and bone-marrow-fibrosis changes from a subset of patients.

•	Update status of conversion from transfusion dependence to transfusion independence from about 16 ruxolitinib-resistant patients.

•	Disclose spleen volume and symptom data for 10-15 JAK-inhibitor-naïve (first-line) patients.

EZH2 Franchise

•	Dose the first patients in a Phase 1 clinical trial of CPI-0209.

•	Provide an update from the ProSTAR clinical trial of CPI-1205 across various patient contexts.

Second Quarter 2019 Financial Results

•	Cash, cash equivalents, and marketable securities as of June 30, 2019, were $98.1 million, a decline of 14.4% compared to December 31, 2018, primarily due to operating expenses.

•	Research and development (R&D) expenses increased 67.3% year over year to $16.0 million in the second quarter of 2019 mainly due to increased clinical trial expenses.

•	General and administrative (G&A) expenses grew 96.5% year over year to $4.9 million in the second quarter of 2019, primarily due to building out the organization of the company.

•

The net loss increased 73.9% year over year to $20.8 million for the second quarter of 2019, mainly due to increased R&D and G&A expenses. The net loss per share attributable to common shareholders decreased 92.0% to $0.80 per share due to an increase in shares outstanding as a result of the initial public offering in 2018 and conversion of preferred stock to common stock.

First Half 2019 Financial Results

•	Research and development (R&D) expenses increased 63.0% year over year to $31.6 million in the first half of 2019, mainly due to increased clinical trial expenses.

•	General and administrative (G&A) expenses grew 94.5% year over year to $9.3 million in the first half of 2019, primarily due to building out the organization of the company.

•

The net loss increased 67.2% year over year to $40.2 million for the first half of 2019, mainly due to increased R&D and G&A expenses. The net loss per share attributable to common shareholders decreased 92.9% to $1.56 per share due to an increase in shares outstanding as a result of the initial public offering in 2018 and conversion of preferred stock to common stock.

Financial Guidance

Constellation expects that cash, cash equivalents, and marketable securities as of June 30, 2019, will enable the Company to fund planned operating expenses and capital expenditure requirements until late third-quarter 2020.

Constellation Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Six months ended June 30,		Three months ended June 30,
(In thousands, except share and per-share amounts)	2019	2018	2019	2018
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	31,632	19,410	15,955	9,536
General and administrative	9,315	4,789	4,886	2,486

Total operating expenses	40,947	24,199	20,841	12,022

Loss from operations	(40,947)	(24,199)	(20,841)	(12,022)
Other income (expense):
Interest income	1,407	377	652	268
Interest expense	(653)	(221)	(578)	(187)

Total other income (expense), net	754	156	74	81

Net loss attributable to common stockholders	(40,193)	(24,043)	(20,767)	(11,941)

Other comprehensive gain
Unrealized gain on marketable securities	11	—	2	—

Total other comprehensive gain	11	—	2	—

Comprehensive loss	(40,182)	(24,043)	(20,765)	(11,941)

Net loss per share attributable to common stockholders, basic and diluted	$(1.56)	$(22.12)	$(0.80)	$(9.96)
Weighted average common shares outstanding, basic and diluted	25,807,132	1,086,697	25,809,556	1,199,164

Constellation Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In $ thousands)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$55,043	$114,592
Marketable securities	43,057	—
Total current assets	100,666	117,303
Total assets	114,253	118,938
Current liabilities	17,201	14,660
Long-term debt, net of current portion and discount	19,568	—
Total liabilities	47,069	14,780
Total stockholders’ equity	$67,184	$104,158

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics that address serious unmet medical needs in patients with cancers associated with abnormal gene expression or drug resistance. Constellation’s integrated epigenetics platform enables the Company to validate targets and generate small molecules against these targets that selectively modulate gene expression in tumor and immune cells to drive anti-tumor activity. Platform insights and clinical experience guide development of wholly owned lead product candidates: CPI-0610, which inhibits bromodomain and extra-terminal domain, or BET, proteins, and CPI-1205, which inhibits enhancer of zeste homolog 2, or EZH2, proteins. The Company believes that its approach to targeting these central gene regulatory mechanisms associated with cancer proliferation may enable it to provide therapeutic benefits to cancer patients.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the implications of preliminary or interim clinical data, the development status of the Company’s product candidates, and the Company’s plans for future data presentations. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; determine whether preliminary or interim data from a clinical trial will be predictive of the final results of the trial; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-0610, CPI-1205, and its other product candidates; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain, or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-0610, CPI-1205, CPI-0209, and other product candidates are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contacts

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com